                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section.240.14a-11(c) or Section.240.14a-12

                       INFINITY BROADCASTING CORPORATION
--------------------------------------------------------------------------------
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

[ X ]  No fee required

                                               [INFINITY LOGO]
                                               --------------------------------
                                               Infinity Broadcasting Corporation
                                               Notice of 1999 Annual Meeting
                                               and Proxy Statement
                                               May 4, 1999

                                [INFINITY LOGO]

                        Infinity Broadcasting Corporation
                               40 West 57th Street
                               New York, NY 10019


                                                                  March 30, 1999

Dear Shareholder:

     You are cordially invited to attend Infinity Broadcasting Corporation's 1999 Annual Meeting of Shareholders. The meeting will be held at the Sheraton New York Hotel, located at 811 Seventh Avenue (at 52nd Street), New York, New York, on Tuesday, May 4, 1999, beginning at 3:30 p.m., local time. The accompanying Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting. This is Infinity's first Annual Meeting since the Company completed its initial public offering in December 1998.

     During the meeting, I will report to you on the Company's operations during 1998. We will then take action on the items described in the proxy statement. You are urged to read the accompanying proxy statement for a discussion of the matters to be voted on at the meeting.

     It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, please complete, sign, date and return your proxy card as soon as possible. Your vote is important to the Board of Directors. Thank you for your time and attention to the accompanying proxy statement.

     I look forward to seeing you at the meeting.

                                                    Sincerely,

                                                    /s/ Mel Karmazin
                                                    ---------------------------
                                                    Mel Karmazin
                                                    Chairman, President and
                                                    Chief Executive Officer

                        INFINITY BROADCASTING CORPORATION
                            NOTICE OF ANNUAL MEETING
                                   MAY 4, 1999


      The 1999 Annual Meeting of Shareholders of Infinity Broadcasting Corporation will be held at the Sheraton New York Hotel, located at 811 Seventh Avenue (at 52nd Street), New York, New York, on Tuesday, May 4, 1999, beginning at 3:30 p.m., local time. The purposes of the meeting are to consider and act upon:

     (1) the election of two directors, each to hold office until the 2002 Annual Meeting of Shareholders in accordance with the Company's Restated Certificate of Incorporation;

     (2) the election of KPMG LLP as independent auditors for 1999; and

     (3) such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on March 8, 1999 as the record date for determining those shareholders who are entitled to receive notice of and to vote at the meeting and any adjournment thereof.

      The vote of each shareholder is important, and the Board of Directors urges you to exercise your right to vote by completing, signing, dating and returning your proxy card as promptly as possible. In this way, if you are unable to attend, your shares can nevertheless be voted at the meeting. This will not prevent you from voting your shares in person if you are present at the meeting. A return envelope is enclosed for your convenience. Your proxy may be revoked by delivering a later-dated and signed proxy or written notice of revocation to the Secretary of the Company prior to the time voting is declared closed, or by attending the meeting and voting your shares in person.

      IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE KEEP THE ADMISSION TICKET THAT IS ATTACHED TO THE PROXY CARD ACCOMPANYING THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, AND ALSO CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD. SHAREHOLDERS WHO OWN SHARES THROUGH BANKS OR BROKERS AND WHO PLAN TO ATTEND MUST SEND A WRITTEN NOTIFICATION, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BANK OR BROKERAGE FIRM ACCOUNT STATEMENT), TO THE SECRETARY'S OFFICE, 51 WEST 52ND STREET, NEW YORK, NEW YORK 10019. THE NAMES OF THOSE SHAREHOLDERS INDICATING THEY PLAN TO ATTEND WILL BE PLACED ON AN ADMISSION LIST HELD AT THE REGISTRATION DESK AT THE ENTRANCE TO THE MEETING. ADMISSION TICKETS WILL NOT BE MAILED IN ADVANCE OF THE MEETING.



                                            On Behalf of the Board of Directors,

                                            /s/ Angeline C. Straka
                                            ----------------------
                                            Angeline C. Straka
                                            Secretary
                                            New York, New York
                                            March 30, 1999

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

-------------------------------------------------------------------------------

TABLE OF CONTENTS

      Election of Directors ...........................................................4
      The Board of Directors and its Committees....................................... 9
      Director Compensation........................................................... 9
      Related Party Transactions...................................................... 9
      Security Ownership..............................................................11
      Principal Shareholders..........................................................12
      Executive Compensation .........................................................13
           Summary Compensation Table.................................................13
           Option Grants..............................................................14
           Option Exercises and Fiscal Year-End Values................................15
           Pension Benefits...........................................................15
           Compensation and Severance Arrangements....................................17
           Compensation Committee.....................................................18
      Election of Independent Auditors................................................18
      Voting Information..............................................................19
      Shareholder Proposal Submissions for 2000 Annual Meeting of Shareholders........19
      Solicitation of Proxies ........................................................19

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 4, 1999

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Infinity Broadcasting Corporation ("Infinity" or the "Company") of proxies for the 1999 Annual Meeting of Shareholders to be held on Tuesday, May 4, 1999, and all adjournments thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on or about March 30, 1999. Only holders of record of common stock of the Company ("Common Stock") at the close of business on March 8, 1999 are entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. On that date, 155,250,000 shares of Class A Common Stock were outstanding, each of which entitles the holder to one vote on each matter to come before the meeting, and 700,000,000 shares of Class B Common Stock were outstanding, each of which entitles the holder to five votes on each matter to come before the meeting. All of the shares of Class B Common Stock are held by CBS Broadcasting Inc., a wholly-owned subsidiary of CBS Corporation. Class A Common Stock and Class B Common Stock vote together as a single class on all matters properly brought before the meeting (unless otherwise required by law or by the Company's Restated Certificate of Incorporation).

      The bylaws of the Company provide that shareholders will be provided permanent confidentiality in all voting, except as may be necessary to meet applicable legal requirements.

      The principal executive offices of the Company are at 40 West 57th Street, New York, New York 10019.

1.    ELECTION OF DIRECTORS

      (Item 1 on proxy card)

      The Restated Certificate of Incorporation of Infinity ("Restated Certificate") provides for a classified board of directors. The Board of Directors of the Company currently consists of seven members and is divided into three classes, with each class being as nearly equal in number as possible. Each class of directors is elected to a three-year term, with the term of one class expiring each year.

      With respect to the class consisting of two directors whose terms expire at the 1999 Annual Meeting of Shareholders, the Board proposes for election Messrs. George H. Conrades and Farid Suleman, both of whom are now directors of the Company, to serve for terms expiring at the 2002 Annual Meeting of Shareholders in accordance with the Restated Certificate.

       Information about the nominees and about the directors with terms continuing to 2000 and 2001 is set forth on pages 5 through 8.

       The persons named in the enclosed proxy card (Messrs. Karmazin, Suleman and Apfelbaum) have advised that, unless a contrary direction is indicated on the proxy card, they intend to vote for the election of the proposed nominees. They have also advised that in the event either one or both of the nominees is not available for election, they will vote for the election of such substitute nominee or nominees, if any, as the Board may propose. Alternatively, in such circumstances, the Board may reduce the number of directors in accordance with the Restated Certificate.

[Photo]            NOMINEES PROPOSED BY THE BOARD OF DIRECTORS
                   -------------------------------------------

                    GEORGE H. CONRADES, 60
                    Partner
                    Polaris Venture Partners (venture capital)
                    Waltham, Massachusetts



Since August 1998, Mr. Conrades has been a partner with Polaris Venture Partners, specializing in early stage information technology and health sciences. Mr. Conrades has broad experience in the computer, internet and telephony industries beginning in 1961 when Mr. Conrades joined International Business Machines (IBM) and subsequently as he held a number of management positions in the United States and Asia. Mr. Conrades left IBM in 1992 as senior vice president and a member of the Corporate Management Board. In 1994, he was named president and chief executive officer of BBN Corporation, a leading provider of internet services, products and application solutions, and in 1995 was appointed chairman of the board. In 1997, in connection with GTE Corporation's acquisition of BBN Corporation, Mr. Conrades joined GTE Corporation as executive vice president and as president of its new internet organization, GTE Internetworking, leaving GTE Corporation in 1998. Mr. Conrades is a director of CBS Corporation, Cubist Pharmaceuticals, Inc. and Concentra Managed Care, Inc. He is also a trustee of The Scripps Research Institute and Ohio Wesleyan University, and is a member of the interim Board of ICANN, the non-profit corporation being established to oversee the administration of internet names and addresses. Mr. Conrades has been a director of the Company since December 1998 and a director of CBS Corporation since 1994.


[Photo]             FARID SULEMAN, 47
                    Executive Vice President, Chief Financial Officer and Treasurer
                    Infinity Broadcasting Corporation

                    Senior Vice President, Finance
                    CBS Corporation
                    New York, New York


Mr. Suleman has been executive vice president, chief financial officer and treasurer of the Company since September 1998. He also has served as senior vice president and chief financial officer of the CBS Station Group since June 1997 and as senior vice president, finance of CBS Corporation since August 1998. From January 1997 to June 1997, he served as senior vice president and chief financial officer of CBS Radio. Prior to joining CBS Corporation, Mr. Suleman was vice president, finance, chief financial officer and a director of Infinity Broadcasting Corporation from 1986 until its acquisition by CBS Corporation in December 1996. Mr. Suleman has also been the executive vice president, chief financial officer, secretary and a director of Westwood One, Inc. since February 1994. Mr. Suleman has served as a director of the Company since September 1998.

                     DIRECTORS WITH TERMS CONTINUING TO 2000
                     ---------------------------------------


[Photo]              RICHARD R. PIVIROTTO, 68
                     President
                     Richard R. Pivirotto Co., Inc. (management consulting) Greenwich, Connecticut





Mr. Pivirotto is president of Richard R. Pivirotto Co., Inc., a management consulting firm. Mr. Pivirotto served as chairman of Associated Dry Goods Corporation from 1976 until his retirement in 1981. He continued to serve on the board of Associated Dry Goods until its acquisition by May Department Stores in 1986. Mr. Pivirotto is a director of CBS Corporation, General American Investors Company, Inc., The Gillette Company, New York Life Insurance Company, Immunomedics, Inc., The Greenwich Bank and Trust Company and Yale New Haven Health System. He is also a trustee emeritus of Princeton University, a trustee of the General Theological Seminary and a trustee and past chairman of the Greenwich Hospital Association. Mr. Pivirotto has been a director of the Company since December 1998 and a director of CBS Corporation since 1973.



[Photo]              JEFFREY SHERMAN, 50
                     President and Chief Operating Officer
                     Bloomingdale's (retail merchandising)
                     New York, New York





Mr. Sherman has been president and chief operating officer of Bloomingdale's since March 1989. Mr. Sherman joined Bloomingdale's in 1971, and has had comprehensive experience in finance, store management, operations and merchandising. Mr. Sherman is a trustee of the Pension & Profit Sharing Committee of Federated Department Stores Inc., chairman of the Corporate Advisory Committee of New York City's Caring Adults and Safe Places, an advisory board member of the Laboratory Institute of Merchandising and a director of the United Way of New York City. He is also a member of the New York City Comptroller's Economic Advisory Committee. He served as a director of Infinity Broadcasting Corporation before its acquisition by CBS Corporation in December 1996. Mr. Sherman has been a director of the Company since February 1, 1999.

[Photo]              PAULA STERN, 53
                     President
                     The Stern Group, Inc. (economic analysis and trade advisory services)
                     Washington, D.C.





Since 1988, Dr. Stern has been president of The Stern Group, Inc., a Washington-based trade and international economic advisory firm. From 1972 to 1988, Dr. Stern held various positions with the United States government, including commissioner and then chairwoman of the U.S. International Trade Commission. She is a director of CBS Corporation, Avon Products, Inc., Harcourt General and Wal-Mart Stores, Inc. Dr. Stern has been a director of the Company since December 1998 and has served as a director of CBS Corporation since 1992.




                     DIRECTORS WITH TERMS CONTINUING TO 2001
                     ---------------------------------------




[Photo]              MEL KARMAZIN, 55
                     Chairman, President and Chief Executive Officer Infinity Broadcasting Corporation

                     President and Chief Executive Officer
                     CBS Corporation
                     New York, New York


Mr. Karmazin has been chairman, president and chief executive officer of the Company since September 1998. Mr. Karmazin was elected chief executive officer of CBS Corporation in January 1999, having served as president and chief operating officer of CBS Corporation since April 1998. Mr. Karmazin joined CBS Corporation in December 1996 as chairman and chief executive officer of CBS Radio. In May 1997, he also assumed responsibility for CBS Corporation's owned television stations and became chairman and chief executive officer of the CBS Station Group. Prior to joining CBS Corporation, he was president and chief executive officer of Infinity Broadcasting Corporation from 1981 until its acquisition by CBS Corporation in December 1996. Mr. Karmazin is a director of CBS Corporation and Westwood One, Inc., and a member of the Board of Trustees for the Museum of Television and Radio. Mr. Karmazin has been a director of the Company since September 1998 and has served as a director of CBS Corporation since 1997.

[Photo]              ROBERT D. WALTER, 53
                     Chairman and Chief Executive Officer
                     Cardinal Health, Inc. (healthcare services provider) Dublin, Ohio





Mr. Walter is the founder, chairman and chief executive officer of Cardinal Health, Inc. Since 1971, through internal growth and acquisitions, he has built Cardinal into one of the country's leading healthcare services providers with annual sales in 1998 of approximately $16 billion. Mr. Walter is a director of CBS Corporation, Cardinal Health, Inc., Bank One Corporation and Karrington Health, Inc, and a member of the Board of Trustees of Ohio University. Mr. Walter has been a director of the Company since December 1998 and has served as a director of CBS Corporation since 1994.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      No meetings of the Board or its committees were held during 1998 after Infinity became a public company in December of that year.

      There are currently two Board committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee.

      The Audit Committee reviews and reports to the Board with respect to the selection, retention, termination and terms of engagement of the Company's independent auditors, and maintains communications among the Board, the independent auditors and the Company's internal accounting staff with respect to accounting and audit procedures. The Audit Committee also reviews, with management and the Company's independent auditors, the Company's annual financial statements, the adequacy of the Company's internal accounting and control procedures and policies and related matters. Mr. Sherman is chair of this committee. The committee was established in March 1999. For 1998, matters within the charter of the Audit Committee were addressed by the full Infinity Board, including review of the Company's 1998 financial statements.

      The Compensation Committee is responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of executive officers and key executives of the Company. Mr. Conrades is chair of this committee and director Walter is a member. The committee was established in December 1998.

      A shareholder may recommend a Board candidate for consideration by the Board by furnishing to the Secretary a resume of the experience and qualifications of the proposed candidate and a written statement signed by the proposed candidate consenting to be nominated for election to the Board and to serve if elected. A shareholder may appear at the 2000 Annual Meeting of Shareholders to nominate a candidate or to propose other business to be considered by the shareholders (other than pursuant to a shareholder proposal included in the proxy materials sent by the Company) by sending a notice to the Secretary at the principal executive offices of Infinity for receipt between January 5, 2000 and February 4, 2000 setting forth the information required by the Company's bylaws.


DIRECTOR COMPENSATION

      Directors who are employees of the Company, CBS Corporation ("CBS"), or any of their subsidiaries are not compensated for service on the Board. Non-employee directors did not receive any compensation from the Company in 1998. For services during 1999, non-employee directors receive an annual director's fee of $30,000 in cash and stock options for 4,500 shares of the Company's Class A Common Stock. The exercise price of the stock options is set at the fair market value of Class A Common Stock on the grant date. One-third of the stock options will be exercisable beginning on January 1 of each of the three calendar years immediately following the grant, provided that the director continues to be a member of the Board or of the board of CBS Corporation. There are mandatory holding periods on stock received upon exercise of a stock option.


RELATED PARTY TRANSACTIONS

      In December 1998, Infinity completed its initial public offering of Class A Common Stock (the "Infinity IPO"). After the Infinity IPO, CBS beneficially owned 95.8% of the combined voting power and 81.8% of the equity of Infinity.

      In connection with the Infinity IPO, the Company entered into an intercompany agreement with CBS pursuant to which CBS provides Infinity with a number of services, including human resources, legal, finance, information management, internal audit, tax, treasury and executive services (including the services of Messrs. Karmazin and Suleman). The costs of these services are allocated according to established methodologies determined by CBS on an annual basis. For all of 1998, allocated expenses of $7.3 million were paid by, and included in the consolidated statement of earnings of, the Company.

      The intercompany agreement also requires each party to make available at favorable rates or without charge advertising time and space for promotional purposes in a manner substantially consistent with past practice. In general, Infinity and CBS have provided each other with promotional time and space without charge in circumstances where the party providing the time or space concludes that doing so would not significantly impact its potential revenues. CBS has received, and is likely to continue to receive, more time under this arrangement than the Company. Certain of the Company's radio stations also have received and will continue to receive certain CBS television programming in exchange for running promotional spots for CBS during those broadcasts. While it is not possible to quantify the amounts involved in these arrangements, they have not had a material impact on the Company's results of operations, and they are not expected to be material in the future.

      The intercompany agreement provides that the parties will use their best efforts in appropriate situations to cooperate in jointly marketing their products and services to potential advertisers and to refer advertisers to each other. Relevant costs and revenues are to be split in a manner which, when considered in light of their overall relationship, is intended to be fair to both parties, as determined by CBS in its sole discretion after consultation with the Company. The revenues associated with such sales were not significant in 1998.

      In addition, the Company entered into a tax sharing agreement with CBS which generally provides that, for any taxable period in which Infinity is included in CBS's consolidated tax return, Infinity will pay to CBS an amount equal to the amount of income taxes Infinity would have paid if Infinity had filed separate income tax returns.

      Reference is made to the full text of the intercompany and tax sharing agreements, copies of which have been filed with the Securities and Exchange Commission.

      In December 1998, out of net proceeds of the Infinity IPO, Infinity purchased from CBS $95.7 million in aggregate principal amount of the 9% and 11-3/8% bonds of the Company's subsidiary, CBS Radio Inc., for a purchase price equal to the amount of the purchase price paid by CBS for such bonds plus accrued and unpaid interest, if any, on such bonds.

      The Company owns a minority equity interest in Westwood One, Inc. ("Westwood One"). Most of Infinity's stations are affiliated with Westwood One and Westwood One distributes nationally certain of the Company's network programming. In connection with these arrangements, the Company receives affiliation fees as well as programming cost reimbursements and in certain instances shares in revenue from the sale of Infinity's programming. In addition, certain officers of the Company serve as officers of Westwood One, for which the Company receives a management fee. Revenue and expense reimbursements from these arrangements recorded by the Company in all of 1998 totaled approximately $64 million. Mr. Karmazin is a director of Westwood One and Mr. Suleman is the executive vice president, chief financial officer and secretary and a director of Westwood One.

SECURITY OWNERSHIP

      The following table sets forth the number of shares of Infinity Class A Common Stock and CBS common stock beneficially owned as of January 7, 1999 (except as otherwise noted) by each director of the Company, by each of the executive officers named in the Summary Compensation Table on page 13 (the "named executive officers"), and by the directors and executive officers of the Company as a group, as reported by each such person. Each person has sole voting and investment power over the shares reported except as noted. No other equity securities of the Company, its parent or its subsidiaries were beneficially owned, directly or indirectly, by any director or executive officer on January 7, 1999.




                     Amount and Nature of
                     Beneficial Ownership                          Amount and Nature of
                          Infinity              Percent of         Beneficial Ownership             Percent of
    Name             Class A Common Stock         Class             CBS Common Stock                  Class
-----------------------------------------------------------------------------------------------------------------
    W. Apfelbaum          30,000 shares             *         311,762 shares  (1) (6)                    *

    G. H. Conrades        20,000 shares             *          34,835 shares  (1) (2) (3) (4)            *

    M. Karmazin           50,000 shares             *       8,149,764 shares  (1) (5)                   1.1%

    D. Mason               3,680 shares             *         481,365 shares  (1)                        *

    R. R. Pivirotto        1,000 shares             *          26,356 shares  (1) (2) (3) (4)            *

    J. Sherman                 0 shares             *          20,200 shares  (6)                        *

    P. Stern               1,000 shares             *          21,720 shares  (1) (2) (3) (4)            *

    F. Suleman            25,000 shares             *       1,518,651 shares  (1) (6)                    *

    R. D. Walter          20,000 shares             *          69,507 shares  (1) (2) (3) (4)            *

    All directors and
    executive officers
    as a group           150,680 shares             *      10,634,160 shares  (1) (2) (3) (4) (5) (6)   1.5%
-----------------------------------------------------------------------------------------------------------------

          *Represents less than 1% of the class.


     (1) Includes the following shares of CBS common stock not owned by the indicated executive officers or directors on January 7, 1999 but with respect to which they had the right to acquire beneficial ownership within 60 calendar days through the exercise of stock options or warrants: Apfelbaum 66,666; Conrades 8,919; Karmazin 3,916,867; Mason 454,500; Pivirotto 8,919; Stern 8,169; Suleman 1,452,704; and Walter 8,169.

     (2) Includes the following CBS common stock equivalents owned by the indicated directors under the CBS Deferred Compensation and Stock Plan for Directors: Conrades 418; Pivirotto 3,209; Stern 1,183; and Walter 103.

     (3) The indicated directors have deferred all or part of their cash compensation as CBS directors. As a result of these deferrals, at a future date, these directors will be entitled to receive the following number of shares of CBS common stock, which are reflected in the table, or cash for all or part thereof: Conrades 6,663; Pivirotto 9,993; Stern 6,533; and Walter 3,021.

     (4) Includes the following shares which the indicated directors acquired after January 7, 1999: 732 restricted shares of CBS common stock granted to each of Messrs. Conrades, Pivirotto and Walter and Dr. Stern as part of their 1999 CBS director compensation; 86 restricted shares of such stock granted to Mr. Walter as a prorated committee chair fee for assuming chairmanship of a certain CBS board committee during 1998; and 3,000 CBS shares purchased by Mr. Conrades.

     (5) Includes 2,184,003 shares of CBS common stock as to which Mr. Karmazin has voting power but no investment power.

     (6) Includes the following shares of CBS common stock that are owned by family members of the indicated executive officer or director: Mr. Apfelbaum 1,601 shares; Mr. Sherman 20,200 shares; and Mr. Suleman 17,313 shares.


PRINCIPAL SHAREHOLDERS

      Except as set forth below, Infinity does not know of any person who beneficially owns more than 5% of any class of the Company's Common Stock.


                                        Shares and Class of
     Name and Address                      Common Stock                         Percent
     Beneficial Owner                    Beneficially Owned                    of Class
--------------------------------------------------------------------------------------------
     CBS Broadcasting Inc.
     51 West 52nd Street                   700,000,000                          100%
     New York, New York  10019             Class B



     Janus Capital Corporation
     100 Fillmore Street                   12,573,600                           8.9%*
     Denver, Colorado  80206               Class A
--------------------------------------------------------------------------------------------

      *Based on the number of shares of Class A Common Stock reported to the Company as beneficially owned as of December 31, 1998.

EXECUTIVE COMPENSATION

      Compensation for the Company's executive officers for 1998 and 1997 was set by the Compensation Committee of CBS and was paid by CBS or its subsidiaries. The following table sets forth information with respect to compensation paid to the Company's chief executive officer and its other executive officers (the "named executive officers") by CBS and its subsidiaries for services rendered in all capacities to CBS or any of its subsidiaries, including the Company, in 1998 and 1997.


                                                       SUMMARY COMPENSATION TABLE

                                                                                                                       All Other
                                            Annual Compensation                      Long-Term Compensation           Compensation
                                  --------------------------------------------  ------------------------------------ ---------------
                                                                                           Awards            Payouts
                                                                                --------------------------   -------
                                                                                               Securities     LTIP
Name and                                                         Other Annual    Restricted    Underlying     Pay-
Principal Position         Year      Salary       Bonus          Compensation   Stock Awards    Options(2)    outs
------------------------------------------------------------------------------------------------------------------------------------

 M. Karmazin               1998   $1,000,000    $3,000,000  (1)      N/A             0           250,000       0      $2,004,294 (3)
    Chairman,              1997     $925,000    $3,000,000           N/A             0           500,000       0          $3,749
    President & Chief
    Executive Officer

 F. Suleman                1998     $600,000    $1,250,000  (1)      N/A             0           100,000       0          $2,574 (3)
    Executive VP,          1997     $500,000    $1,000,000           N/A             0           100,000       0            $345
    Chief Financial
    Officer &
    Treasurer

 D. Mason                  1998     $821,300      $535,000  (1)      N/A             0            60,000       0          $2,994 (3)
    VP, Infinity &         1997     $815,000      $400,000           N/A             0            60,000       0          $4,800
    President, Infinity
    Radio Group

 W. Apfelbaum              1998     $950,000    $1,500,000  (1)      N/A             0            50,000       0          $3,278 (3)
    President & CEO,       1997     $950,000    $1,000,000           N/A             0            50,000       0          $2,289
    TDI Worldwide, Inc.
------------------------------------------------------------------------------------------------------------------------------------



     (1)  Represents incentive compensation awarded for 1998.

     (2) Represents grants of non-qualified stock options to acquire CBS common stock. No options to acquire Infinity Common Stock were granted or outstanding in 1998 or 1997.

     (3) The amounts shown in this column consist of: (i) company contributions to savings program accounts of the indicated executive officers: Mr. Suleman $2,052; and Mr. Mason $2,994; (ii) imputed income with respect to executive life insurance for the indicated executive officers: Mr. Karmazin $4,294; Mr. Suleman $522; and Mr. Apfelbaum $3,278; and (iii) for Mr. Karmazin, a special award in the amount of $2,000,000 to acknowledge significant contributions during 1998 beyond that reflected by specific performance goals. One half of the award was subject to mandatory deferral. This deferred amount is held for Mr. Karmazin in a deferral account and credited with appreciation as follows: for one half of the deferral amount, at a rate equal to the increase, if any, in the Infinity Class A Common Stock price, and at a rate equal to the increase, if any, in the CBS common stock price as to the remainder. Mr. Karmazin's deferral account will be paid beginning in the January following termination of service in one, five, 10 or 15 annual installments, as Mr. Karmazin elects prior to termination of service. In the event of a change in control of the company, the value of any unpaid deferred amounts (including deferrals from prior years) are paid to a trustee or otherwise on such terms as the compensation committee of the company may prescribe or permit.

OPTION GRANTS

      No options to acquire Infinity Common Stock were granted or outstanding in 1998. The following table shows grants in 1998 to the named executive officers of options to purchase shares of CBS common stock.




                                           OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        % of Total
                                          Options                                            Grant Date
                                         Granted to                                        Present Value(2)
                           Options      Employees in    Exercise or     Expiration
Name                       Granted(1)   Fiscal Year     Base Price         Date       Per Share        Total
----------------------------------------------------------------------------------------------------------------------

M. Karmazin.............    250,000        2.9%           $29.8125       01/26/08       $15.21       $3,802,500

F. Suleman..............    100,000        1.2%           $29.8125       01/26/08       $15.21       $1,521,000

D. Mason................     60,000        0.7%           $29.8125       01/26/08       $15.21         $912,600

W. Apfelbaum............     50,000        0.6%           $29.8125       01/26/08       $15.21         $760,500
----------------------------------------------------------------------------------------------------------------------

     (1) All stock options were granted to the named executive officers on January 27, 1998. All stock options were granted in tandem with limited rights. Options have a term of 10 years from the date of grant or such lesser term as may be determined by the CBS Compensation Committee. The exercise price under each option may not be less than the fair market value of CBS common stock on the option grant date. Except in the event of a change in control of CBS, generally an option becomes exercisable in thirds, beginning after the first, second, and third anniversaries of the grant date. Limited rights are exercisable only in the event of a change in control of CBS and during the 30 days immediately following such change and only when the fair market value on the exercise date exceeds the exercise price. When a limited right is exercised, the employee is entitled to receive in cash the difference between the exercise price of the related option and the greater of (i) the highest closing sales price of the CBS common stock on the New York Stock Exchange ("NYSE") during the 60 days prior to exercise, or (ii) the highest price paid for the CBS common stock in the change in control transaction during such period. Reload options are granted to employees at the time of an exercise of a stock option through a Stock Swap (payment of the exercise price by surrender of previously owned shares of common stock), unless the CBS Compensation Committee cancels the reload feature before such exercise. The reload option is granted for the number of shares the employee tenders to pay the exercise price of the related option.

     (2) These values were derived using the following common assumptions: stock price volatility 31%; dividend yield 0.67%; interest rate 5.683%; reload premium 10%; risk of forfeiture discount 5.9%; and for each option, its full term and exercise price. There were no adjustments made for non-transferability. The values and assumptions were based on the Black-Scholes option pricing model. The actual value, if any, that an executive officer may realize from stock options (assuming that they are exercised) will depend solely on the gain in stock price over the exercise price when the shares are sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

      No options to acquire Infinity Common Stock were outstanding during 1998. The following table provides information as to stock options to purchase CBS common stock exercised during 1998 by the named executive officers; the unexercised options to purchase CBS common stock (including options granted in 1998 and prior years) owned by the named executive officers; and the value of CBS stock options held by them at year-end.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                                                          Number of Securities
                             Shares                      Underlying Unexercised              Value of Unexercised
                            Acquired                    Options at Fiscal Year-End         Options at Fiscal Year-End(1)
                               on          Value      ------------------------------     -------------------------------
Name                        Exercise      Realized     Exercisable  Unexercisable(2)     Exercisable     Unexercisable(2)
--------------------------------------------------------------------------------------------------------------------------
M. Karmazin............    6,178,985    $195,934,379     3,833,534      250,000          $77,268,877         $750,000

F. Suleman.............      153,900      $4,450,794     1,419,371      100,000          $36,079,395         $300,000

D. Mason................           0             N/A       434,500       60,000           $7,212,594         $180,000

W. Apfelbaum............           0             N/A        50,000       50,000             $712,500         $150,000
--------------------------------------------------------------------------------------------------------------------------

     (1) Based on the closing price of CBS common stock as reported on the NYSE composite tape on December 31, 1998 ($32.8125).

     (2) These options are unexercisable because they have not yet vested under their terms.


PENSION BENEFITS

      Mr. Karmazin has a vested benefit under an Infinity pension plan which was frozen in November 1987. He has not accrued any additional benefits under this plan since November 1987. As of December 31, 1998, the estimated monthly benefit amount payable to Mr. Karmazin upon retirement at normal retirement age under this frozen pension plan is $1,408.

      Messrs. Suleman and Apfelbaum do not participate in any tax-qualified defined benefit pension plan sponsored by the Company or CBS.

      Effective January 1, 1998, Mr. Mason began to participate in the Group W component of the CBS Combined Pension Plan (the "Group W Plan"). Prior to that date, he participated in the Westinghouse Pension Plan, which has terms substantially similar to the Group W Plan. The Group W Plan is a contributory, defined benefit plan designed to provide retirement income related to an employee's salary and years of active service. All CBS contributions are actuarially determined. Mr. Mason also participates in the Westinghouse Executive Pension Plan (the "Executive Pension Plan"), which provides for supplemental pension payments provided that he meets certain eligibility requirements. Such payments, when added to his pension under the Group W Plan, result in a total annual pension equal to 1.47% for each year of credited service multiplied by his average annual compensation. Average annual compensation is equal to the sum of the average of the five highest annualized December base salaries and the average of the five highest annual incentive awards, each in the last 10 years of employment. In the event of retirement prior to age 60, the total annual pension would be reduced by an amount equal to the reduction in the benefits payable under the Group W Plan. In the event of a change in control of CBS, participants in the Executive Pension Plan become vested and benefits may be paid on a present value or other basis.

      For purposes of illustration, the following table indicates the approximate amounts of annual retirement income that would be payable at the present time under various assumptions as to average annual compensation and years of service to employees who participate in the Group W Plan and are eligible for supplemental payments pursuant to the Executive Pension Plan.


Five-year
average annual                                      Estimated annual pension for
compensation                                     specified years of credited service
including              ---------------------------------------------------------------------------------------------
incentive award            15             20               25             30             35               40
--------------------------------------------------------------------------------------------------------------------
   $   700,000         $ 154,350     $  205,800       $  257,250     $  308,700     $  360,150       $  411,600

       900,000           198,450        264,600          330,750        396,900        463,050          529,200

     1,100,000           242,550        323,400          404,250        485,100        565,950          646,800

     1,500,000           330,750        441,000          551,250        661,500        771,750          882,000

     2,000,000           441,000        588,000          735,000        882,000      1,029,000        1,176,000

     2,500,000           551,250        735,000          918,750      1,102,500      1,286,250        1,470,000

     3,000,000           661,500        882,000        1,102,500      1,323,000      1,543,500        1,764,000

     3,500,000           771,750      1,029,000        1,286,250      1,543,500      1,800,750        2,058,000
---------------------------------------------------------------------------------------------------------------------

      The amounts presented in the above table are based on straight life annuity amounts and are not subject to any reduction for Social Security benefits or other offset amounts. As of December 31, 1998, Mr. Mason had 5.586 credited years of service under the Group W Plan.

COMPENSATION AND SEVERANCE ARRANGEMENTS

      Messrs. Karmazin and Suleman are employees of CBS and provide services to the Company pursuant to the terms of the intercompany agreement referred to under "Related Party Transactions." As employees of CBS, Messrs. Karmazin and Suleman will continue to render services to CBS as well as to Infinity.

MEL KARMAZIN

      In June 1996, Mr. Karmazin entered into an employment agreement with CBS that became effective on December 31, 1996, the time of the acquisition of Infinity Broadcasting Corporation by CBS. The agreement has a term of four years from the effective date. The employment agreement provides for a starting annual base salary of $925,000, subject to merit review and annual increases (but not decreases) at the sole discretion of the CBS Compensation Committee. The employment agreement further provides that Mr. Karmazin will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,500,000. Mr. Karmazin also received a stock option grant pursuant to the agreement on December 31, 1996 for 500,000 shares of CBS common stock, with the options generally becoming exercisable after the first and second anniversaries of the grant date. The employment agreement provides that Mr. Karmazin's employment is terminable for cause upon the occurrence of any (i) action involving willful malfeasance or gross misconduct in connection with such employment having a material adverse effect on CBS, (ii) substantial and continuing refusal to perform ordinary duties of a chief executive officer, or
(iii) felony conviction. In the event Mr. Karmazin's employment is terminated without cause or CBS otherwise breaches the employment agreement, Mr. Karmazin would be entitled to receive a lump-sum payment equal to the compensation, including annual incentive compensation, that otherwise would have been paid to Mr. Karmazin for the remainder of the term of the employment agreement.


DANIEL MASON

      In May 1996, Mr. Mason entered into an employment agreement with CBS Broadcasting Inc. (a subsidiary of CBS Corporation), effective as of November 28, 1995. The agreement was amended as of January 29, 1997. The employment agreement, which will terminate on November 27, 1999, provided for an initial annual base salary of $575,000, which increased to $815,000 as of January 1, 1997, and, thereafter, Mr. Mason's annual base salary is subject to merit review and may be increased in accordance with company compensation guidelines. The employment agreement also provides that Mr. Mason will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of 40% of his annual base salary. Mr. Mason's employment is terminable for cause upon the occurrence of any (i) fraud, misappropriation or embezzlement, or (ii) the willful failure to perform services under the employment agreement. In the event that Mr. Mason's employment is terminated other than for cause, he would be entitled to receive his base salary for the remainder of the term of the agreement so long as he is ready, willing and able to render services under the agreement. In the event that Mr. Mason terminates his employment for good reason (as described in the agreement), Mr. Mason would be entitled to receive an amount equal to his annual base salary.

WILLIAM APFELBAUM

      In December 1989, Mr. Apfelbaum entered into an employment agreement with TDI Worldwide, Inc. ("TDI") that was restated in November 1998 to reflect all amendments made to such agreement prior thereto. The employment agreement will terminate on March 25, 2001. The employment agreement provides for an annual base salary of $950,000 and that Mr. Apfelbaum will have the opportunity to receive performance-based annual incentive bonuses with a target award opportunity of $1,000,000. Mr. Apfelbaum's employment is terminable for cause upon the occurrence of any (i) felony or act of bad faith having a material adverse affect on TDI, (ii) breach of the agreement that is unremedied, or (iii) willful failure or refusal to follow the reasonable directions of the board of directors of TDI as are consistent with his duties as president and chief executive of TDI. In the event that Mr. Apfelbaum's employment is terminated by the board of directors of TDI other than for cause, TDI would be obligated to pay to Mr. Apfelbaum his base salary and benefits for the remainder of the contract in accordance with the terms of the employment agreement.


COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors of the Company is responsible for administering the Company's stock plans and reviewing and making decisions with respect to the other compensation of executive officers and key executives of the Company. The Compensation Committee was formed in late December 1998 shortly after the Infinity IPO was completed, with Messrs. Conrades and Walter as members.

      All of the 1998 compensation for Infinity's executive officers was set by the Compensation Committee of CBS. Therefore, the Infinity Compensation Committee does not have a report for 1998.

2.    ELECTION OF INDEPENDENT AUDITORS

      (Item 2 on proxy card)

      Independent auditors are to be elected to audit and express an opinion on the Company's financial statements for 1999. The Board has nominated KPMG LLP ("KPMG"), and this firm has advised the Company that it is willing to serve. If KPMG is not elected, or if elected and it should subsequently decline to serve, or if its engagement by the Company is terminated, the Board, in conjunction with the Audit Committee, will appoint other independent auditors.

      A representative of KPMG will be present at the 1999 Annual Meeting of Shareholders and will have an opportunity to make a statement. He or she will also respond to any appropriate questions.

      The persons named in the enclosed proxy card (Messrs. Karmazin, Suleman and Apfelbaum) have advised that they intend to vote for the election of KPMG unless a contrary direction is indicated on the proxy card.

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF KPMG AS INDEPENDENT AUDITORS.

      The affirmative vote of a majority of the votes cast by the shareholders is required for passage.

VOTING INFORMATION

      Under Delaware law and the Company's Restated Certificate and bylaws, the presence of a quorum is required to transact business at the 1999 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the combined voting power of the outstanding shares of Common Stock entitled to vote in the election of directors at the meeting. Abstentions, votes withheld from director nominees and broker-dealer non-votes will be counted for purposes of determining a quorum.

      Assuming the presence of a quorum, (i) the two nominees for director receiving the highest number of votes will be elected directors and (ii) the approval of a majority of the votes cast by the shareholders is required for the election of independent auditors.

      CBS Broadcasting Inc., an indirect, wholly-owned subsidiary of CBS, owns all of the outstanding shares of Infinity Class B Common Stock, representing 95.8% of the combined voting power of the outstanding shares of Common Stock. As such, the affirmative vote of such shares is sufficient to elect the nominees named herein to the Board of Directors and to elect independent auditors. The Company has been advised that CBS Broadcasting Inc. intends to vote for the election of the two nominees proposed by the Board of Directors and for the election of KPMG LLP as independent auditors.

      Abstentions and broker-dealer non-votes are not counted in determining the numbers of votes cast in connection with the election of independent auditors. While abstentions and broker-dealer non-votes are not cast and therefore do not count either for or against the election of independent auditors, they do have the practical effect of reducing the number of affirmative votes required to achieve majority in this matter.

SHAREHOLDER PROPOSAL SUBMISSIONS FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

      To be considered for inclusion in the proxy materials relating to the 2000 Annual Meeting of Shareholders, shareholder proposals should be addressed to the Secretary and must be received at the principal executive offices of Infinity on or before December 1, 1999.

SOLICITATION OF PROXIES

      This solicitation of proxies is made on behalf of the Board of Directors of the Company. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers or employees of Infinity. The cost of solicitation, including the cost of any such personal solicitation, will be paid by the Company. Infinity may request persons such as brokers, nominees and fiduciaries holding stock in their names to forward proxy materials to the beneficial owners, and it will reimburse such persons for their reasonable expenses incurred in doing so.

      A shareholder giving a proxy has the power to revoke the proxy by delivering a later-dated and signed proxy or written notice of revocation to the Secretary prior to the time voting is declared closed or by attending the meeting and voting in person. All proxies will be voted if properly signed, received by the Secretary prior to the time voting is declared closed and not revoked prior to that time.

      As of the time of preparation of this proxy statement, the Board knows of no matter, other than those described in the foregoing paragraphs, that will be presented at the 1999 Annual Meeting of Shareholders. However, if any other matters properly come before the meeting or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.



      March 30, 1999

[INFINITY LOGO]

INFINITY BROADCASTING
CORPORATION

c/o EquiServe
P.O. Box 8040
Boston, MA 02266-8040



                                ADMISSION TICKET


                              1999 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS
                                       OF
                       INFINITY BROADCASTING CORPORATION



                              Tuesday, May 4, 1999
                                   3:30 p.m.



                            Sheraton New York Hotel
                      811 Seventh Avenue (at 52nd Street)
                               New York, New York


                                  DETACH HERE

[ X ] PLEASE MARK
      VOTES AS IN
      THIS EXAMPLE



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                                                                                          FOR   AGAINST  ABSTAIN
1. Election of two directors, each for a three-year term.      2. The Election of Independent Auditors.  [   ]   [    ]   [   ]

   NOMINEES:  George H. Conrades and Farid Suleman.            THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS
                                                               SPECIFIED ABOVE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE
      FOR               WITHHOLD                               VOTED FOR ITEMS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES
      ALL     [   ]     FROM ALL   [   ]                       ON ANY MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
   NOMINEES             NOMINEES

[   ]                                                          MARK HERE IF YOU PLAN TO ATTEND THE MEETING     [   ]
      ------------------------------------------------
      For all nominees except as noted above                   MARK HERE FOR ADDRESS CHANGE AND NOTE
                                                               CHANGES AT LEFT                                 [   ]

                                                               NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full name and title as such.
                                                               PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING
                                                               ENVELOPE.


Signature:                         Date:                    Signature:                           Date:
          ----------------------        -----------------             ------------------------        ---------------

                                  DETACH HERE



                                     PROXY

                       INFINITY BROADCASTING CORPORATION


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 1999


                 (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)


     The undersigned hereby appoints Mel Karmazin, Farid Suleman and William Apfelbaum, and each of them, jointly and severally, as proxies, with power of substitution, to vote all shares of Infinity Broadcasting Corporation Class A Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 1999 Annual Meeting of Shareholders of Infinity Broadcasting Corporation, or any adjournment thereof.


[SEE REVERSE]      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      [SEE REVERSE]
    SIDE                                                               SIDE